Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of    6-13   , 2016 ("Effective Date"), by and between ITT Educational Services, Inc. (the "Company"), and Ryan L. Roney ("Consultant") (the Company and Consultant will sometimes hereinafter be referred to collectively as the "parties" and singularly as a "party").

Recitals

A. Consultant has been employed with the Company on an at-will basis since July 7, 2014.  Consultant's employment with the Company ended as of June 6, 2016.

B. Consultant possesses valuable confidential information and knowledge regarding the Company's business.

C. The Company desires to engage Consultant and Consultant desires to be engaged by the Company to render consulting services on an independent contractor basis to assist with an orderly transition of certain business matters Consultant previously was handling as an employee of the Company and certain other consulting services upon the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals, the covenants and promises herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Consulting Services.

a. The Company hereby engages Consultant as an independent contractor to provide business consulting services to the Company, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.  During the Term of this Agreement, Consultant will provide consulting services regarding matters in which Consultant was involved as an employee of the Company and such other matters as requested by the Company (the "Consulting Services"). These services shall include, but not be limited to, Consultant’s cooperation and testimony in connection with any pending or future litigation, proceeding, regulatory investigations or other matter which may be filed against or by the Company with any agency or court, or other tribunal and concerning or relating to any matter falling within Consultant’s knowledge or former area of responsibility.

b. The Company acknowledges and agrees that Consultant will be permitted to provide the Consulting Services to the Company indirectly through a wholly-owned consulting entity; provided that the Consulting Services shall be performed by Consultant personally.  Consultant may designate that the consulting fees described in Section 5 below shall be paid to his wholly-owned consulting entity by providing the Company with prior written notice.

c. Except for participation in meetings as may be requested by the Company, Consultant will provide the Consulting Services from any location(s) he chooses.

d. The exact number of days Consultant performs Consulting Services in a given month will vary depending on various factors. However, Consultant will not be required to provide services under this Agreement at a level of more than 20% of the average level of services he provided to the Company during the 36-month period prior to his separation from Company.

e. Other than the obligations and restrictions expressly contained in this Agreement, nothing contained herein shall prohibit Consultant from performing services for other persons or entities during the term of this Agreement.

f. Consultant agrees to use Consultant's best efforts in providing the Consulting Services under this Agreement.

g. Consultant shall have sole discretion and responsibility for the selection of procedures, processes, materials, working hours, and other incidents of performance of the Consulting Services under this Agreement.  Although the Company may specify the results it desires Consultant to achieve in rendering the Consulting Services and may control Consultant in that regard, the Company shall not have the right or power to exercise the control over Consultant as would indicate or establish that a relationship of employer and employee exists between the Company and Consultant.

h. Consultant agrees, and will ensure, that Consultant's performance of the Consulting Services under this Agreement will comply with all legal requirements of any kind, including, but not limited to, compliance with all applicable federal, state and/or local laws and regulations.

i. During the Term of this Agreement, Consultant will not (i) engage in any activity, business or employment that is competitive with the business of the Company or any of its affiliates, or (ii) take any action or make any omission that is detrimental to the business of the Company or any of its affiliates.

j. Consultant represents and warrants to the Company that he has no existing obligation or commitment that conflicts with, or would preclude him from performing his responsibilities under, this Agreement, and he agrees not to enter into any such conflicting obligation or commitment.

2. Additional Consideration.  As additional consideration for the payments made under this Agreement, Consultant has agreed to certain release obligations regarding his employment relationship with the Company.

3. Term.  The term of this Agreement shall be for a period of four (4) months commencing as of the Effective June 15, 2016, unless terminated earlier in accordance with Section 4 (the "Term").

4. Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated before the Expiration Date as follows:

a. This Agreement may be terminated at any time by mutual written agreement of the parties.

b. This Agreement shall terminate immediately on the death of Consultant.  If this Agreement is terminated pursuant to this provision, any remaining unpaid Compensation under Section 5 below, shall be paid by Company to Consultant’s estate.

5. Compensation.  During the Term, the Company will compensate Consultant on a monthly fee basis at the rate of $31,924.85 per month in four equal payments.  The Company shall pay such monthly consulting fee to Consultant within five days of the end of each applicable month during the Term.  The Company reserves the right to make any payment prior early.

6. Expenses.  All expenses and disbursements incurred by the Consultant in connection with the Consultant's rendering of services under this Agreement will be the sole responsibility of the Consultant; provided, however, the Company will reimburse Consultant, in a manner consistent with the Company's policy regarding travel and entertainment expense reimbursement, for  (a) necessary and reasonable out-of-pocket travel expenses, including without limitation airfare, ground transportation, lodging and meal expenses, incurred by Consultant in rendering services to the Company under this Agreement and (b) any other necessary and reasonable expenses which are approved in advance by the Company.  Consultant must submit an itemized written account and receipts acceptable to the Company within sixty (60) days after the expenses have been incurred with respect to any expenses for which Consultant seeks reimbursement.

7. Post Agreement Obligations.  After the termination of this Agreement, Consultant agrees to voluntarily cooperate with the Company in connection with any pending or future litigation, proceeding, regulatory investigations or other matter which may be filed against or by the Company with any agency, court, or other tribunal and concerning or relating to any matter falling within Consultant’s knowledge or former area of responsibility.  Consultant agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony.  The Company agrees to reimburse Consultant at an hourly rate based on his salary at the time of his separation for time Consultant spends testifying pursuant to a subpoena or at the request of the Company.  Any reimbursement for time Consultant spends preparing for such testimony or otherwise assisting the Company in such matters after the expiration of this Agreement shall be discussed and agreed upon by the parties.

8. Relationship of Parties.  The parties acknowledge and agree that all of the services to be provided by Consultant under this Agreement shall be performed by Consultant as an independent contractor, and not as an employee, agent, partner, or joint venturer of Company.  Consultant does not have, nor shall Consultant hold himself out as having any right, power or authority to create any contract or obligation, expressed or implied, on behalf of, in the name of, or binding on the Company unless a duly authorized officer of the Company shall consent thereto in writing.  Consultant acknowledges and agrees that Consultant is not eligible to participate in any employee benefit plans or programs of the Company; provided, however, nothing herein is intended to affect Consultant's vested rights, if any, as a former employee of the Company in any of the Company's employee benefit plans.

9. Assumption of Risk.  The parties acknowledge and agree that the services to be performed by Consultant under this Agreement are to be performed by Consultant at Consultant's own risk and that Consultant assumes all responsibility for any injuries that may result from Consultant's performance of services under this Agreement.

10. Taxes.  The parties acknowledge and agree that Consultant will be solely and completely responsible for any and all taxes due and owing to any governmental entity or agency (federal, state and/or local) on any monies or compensation received by Consultant from the Company under this Agreement.  Consultant will pay all taxes arising from Consultant's receipt of compensation under this Agreement, including, but not limited to, any self-employment taxes, and shall hold the Company and its officers, directors and employees harmless from any liability arising from Consultant's failure to comply with the foregoing provisions of this sentence.

11. Company Property and Proprietary Rights.  All work performed by the Consultant under this Agreement, and all inventions, discoveries, materials, products and deliverables developed or prepared for the Company by the Consultant under this Agreement (collectively, the "Works"), are the property of the Company and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire and made in the course of the services rendered hereunder.  To the extent that title to any such Works may not, by operation of law, vest in the Company or such Works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned by the Consultant to the Company.  All such Works shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, patents, copyrights, trademarks, registrations or such other intellectual property protections as may be appropriate to the subject matter, and any extensions and renewals thereof.  The Consultant agrees to give the Company and any person designated by the Company, reasonable assistance, at the Company's expense, required to establish or perfect any intellectual property rights relating to any Works.  Consultant acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Consultant receives or makes in the course of Consultant's engagement with the Company are and shall remain the property of the Company.  Upon the Company's request or upon the termination of this Agreement, Consultant shall immediately deliver to the Company all Works and other materials that Consultant created or received in rendering services under this Agreement.   Notwithstanding any other provision of this section to the contrary, this section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed by Consultant entirely on Consultant's own time unless:  (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Consultant for the Company.

12. Non-Disclosure of Confidential Information.  As used in this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company or any of its affiliates, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, pricing information, engineering and technical information, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Consultant in rendering services for the Company.  During Consultant's engagement with the Company and thereafter, Consultant will not use or disclose to others any of the Confidential Information Consultant acquires, receives or creates, except (a) in the performance of work assigned to Consultant by the Company, (b) as authorized in writing by the Company, or (c) as required by law or judicial process, provided Consultant promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets.  With respect to any particular Confidential Information that does not constitute a trade secret, Consultant's confidentiality and non-disclosure obligations under this Agreement shall continue for a period of five (5) years after the termination of Consultant's engagement with the Company for any reason.  With respect to any particular trade secret information, Consultant's confidentiality and non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law.  Consultant agrees that the Company owns the Confidential Information and Consultant has no rights, title or interest in any of the Confidential Information.  At the Company's request or upon termination of Consultant's engagement with the Company, Consultant will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Consultant's possession, custody or control.  Upon termination of Consultant's engagement with the for any reason, Consultant will, if requested by the Company, provide the Company with a signed written statement disclosing whether Consultant has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Consultant's possession, custody or control.  Notwithstanding any other provision of this Agreement, Consultant's confidentiality obligations shall not apply to information that becomes generally known to the public through no fault or action of Consultant or others who were under confidentiality obligations with respect to such information.

13. Separation from Service under Section 409A.  It is the parties' intent that the level of services Consultant renders under this Agreement be at a sufficiently low level so as not to negate or otherwise override the "separation from service" that has occurred between Consultant and the Company as of the Employment Termination Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively "Section 409A").  Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Consultant performs under this Agreement be more than twenty percent (20%) of the average level of services Consultant performed for the Company over the 36-month period immediately preceding the Employment Termination Date.

14. Severability.  The provisions in this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.  If any particular provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.

15. Survival of Obligations.  Consultant acknowledges and agrees that certain of Consultant's obligations under this Agreement, including, without limitation, certain of Consultant's intellectual property and non-disclosure covenant obligations, will survive the termination of this Agreement and Consultant's engagement, regardless the reason for such termination.

16. Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties and supersedes and cancels all previous written or oral agreements, understandings or representations relating to the Company's engagement of Consultant to provide services as an independent contractor; provided, however, this Agreement does not affect or supersede the parties' respective rights and/or obligations under any agreements the parties may have entered into in connection with or in the course of Consultant's prior employment with the Company, including without limitation the  Separation Agreement and Voluntary Release of All Claims.  This Agreement may not be amended, supplemented, or modified except by mutual agreement of the parties memorialized in a written instrument signed by Consultant and a duly-authorized officer of the Company.

17. Successors and Assigns.  The Company shall have the right to assign this Agreement to any affiliate or any person or entity that acquires all or substantially all of the business and/or assets of the Company.  This Agreement shall inure to the benefit of, and may be enforced by, the Company's successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization.  Consultant shall not have the right to assign or delegate this Agreement nor any of his rights or duties hereunder.

18. Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the United States, if federal law is applicable, and the laws of the State of Indiana (without application of its conflict-of-law principles), if state law is applicable.  The Company and Consultant agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division; further, the Company and Consultant hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division; provided, however, the foregoing shall not affect any applicable right either party may have to remove a legal action to federal court.

19. Notices.  Any notices provided for under this Agreement shall be in writing and shall be deemed given and effective if delivered personally, sent by nationally recognized overnight courier (such as FedEx), sent by registered or certified mail, return receipt requested, with postage prepaid, at the following respective address (or to such other or further address as a party may hereafter designate by like notice):

If to Consultant:

Ryan L. Roney
[Redacted]
[Redacted]

If to Company:

ITT Educational Services, Inc.
Attention:  General Counsel
13000 North Meridian Street
Carmel, Indiana 46032

A notice delivered personally shall be deemed delivered and effective as of the date of delivery.  A notice sent by overnight courier or overnight express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier.  A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

20. Non-Waiver.  The failure of any party to insist in any one or more instances upon the performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

21. Negotiated Agreement.  This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party.  This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be drafted.

22. Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one and the same agreement.  Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as of the date first above written.

COMPANY                                                                           CONSULTANT

ITT EDUCATIONAL SERVICES, INC.

By: /s/ Kevin M. Modany                                                  Ryan L. Roney
                        Ryan L. Roney

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